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                        LIBERTY FINANCIAL COMPANIES, INC.

         EXHIBIT 11 - Statement re Computation of Per Share Earnings (in thousands, except share and per share amounts)


                                      Three Months Ended      Nine Months Ended
                                         September 30           September 30
                                      ------------------      ------------------
                                       1996        1995       1996        1995
                                      ------      ------     ------      ------
Primary net income per common share:

  Net income                     $   24,713  $   21,956  $  71,593   $  53,117
  Less:  cumulative preferred
   dividends                            236         236        707         490
                                 ----------  ----------  ---------   ---------
  Net income available for common
   shareholders                  $   24,477  $   21,720  $  70,886   $  52,627
                                 ==========  ==========  =========   =========

  Weighted average shares
   outstanding                   28,416,294  27,407,325  28,120,214  26,044,698
  Common stock equivalents        1,291,825   1,355,660   1,407,138   1,222,729
                                 ----------  ----------  ---------   ----------
            Total                29,708,119  28,762,985  29,527,352  27,267,427
                                 ==========  ==========  ==========  ==========


  Primary net income per common
   share                         $     0.82 $      0.76  $     2.40  $     1.93
                                 ========== ===========  ==========  ==========


Fully diluted net income per common share:

  Net income                     $   24,713  $   21,956  $   71,593   $  53,117
  Less:  cumulative preferred
   dividends                            236         236         707         490
                                 ----------  ----------  ----------   ---------
  Net income available for common
   shareholders                  $   24,477  $   21,720  $   70,886   $  52,627
                                 ==========  ==========  ==========  ==========

  Weighted average shares
   outstanding                   28,416,294  27,407,325  28,120,214  26,044,698
  Common stock equivalents        1,291,825   1,441,269   1,407,138   1,335,065
                                 ----------  ----------  ----------  ----------
            Total                29,708,119  28,848,594  29,527,352  27,379,763
                                 ========== ===========  ==========  ==========


  Fully diluted net income per
   common share                  $     0.82 $      0.75 $     2.40  $      1.92
                                 ========== ===========  ==========  ==========

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